CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Bear Market Strategic Accelerated Redemption Securities®, Linked to the iShares® Dow Jones U.S. Real Estate Index Fund, due September 30, 2010	1,810,000	$10.00	$18,100,000	$1,009.98

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-133852

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms” (together the “Note Prospectus”). Investing in the notes involves a number of risks. See “Risk Factors” and “Additional Risk Factor” on page TS-6 of this term sheet and beginning on page S-10 of product supplement STR-1.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In connection with this offering, each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$18,100,000
Underwriting discount (1)	$ 0.15	$ 271,500
Proceeds, before expenses, to Bank of America Corporation	$ 9.85	$17,828,500

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $0.10 per unit, respectively.

“Strategic Accelerated Redemption Securities®” is a registered service mark of our subsidiary, Merrill Lynch & Co., Inc.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI for our use. The notes are not sponsored, endorsed, sold, or promoted by BGI, its affiliate, Barclays Global Fund Advisors (“BGFA”), or by the iShares® Funds. Neither BGI, BGFA, nor the iShares® Funds make any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither BGI, BGFA, nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the iShares® Funds.

Merrill Lynch & Co.

March 26, 2009

1,810,000 Units

Bear Market Strategic Accelerated Redemption Securities® Linked to the iShares® Dow Jones U.S. Real Estate Index Fund, due September 30, 2010 $10 principal amount per unit Term Sheet No. 96

Pricing Date March 26, 2009

Settlement Date April 1, 2009

Maturity Date September 30, 2010

CUSIP No. 060900271

Bear Market Strategic Accelerated Redemption Securities®

The notes will be called at an amount equal to the $10 principal ® amount per unit plus the Call Premium of 16.10% per annum if the closing market price per share of the iShares Dow Jones U.S. Real Estate Index Fund on any Observation Date is less than or equal to 100% of its Starting Value

A maturity of approximately 18 months

1-to-1 downside ® loss if the notes are not called prior to maturity and the closing market price per share of the iShares Dow Jones U.S. Real Estate Index Fund increases above a Threshold Value, with up to 100% of the principal amount at risk

No periodic interest payments

Application made to list on NYSE Arca under the symbol “SHK“

This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program

STRUCTURED INVESTMENTS

PRINCIPAL PROTECTION

ENHANCED INCOME

MARKET PARTICIPATION

ENHANCED PARTICIPATION

Summary

The Bear Market Strategic Accelerated Redemption Securities® Linked to the iShares® Dow Jones U.S. Real Estate Index Fund, due September 30, 2010 (the “notes”), are our senior unsecured debt securities and are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes are designed for, but not limited to, investors who anticipate that the Observation Level of the iShares® Dow Jones U.S. Real Estate Index Fund (the “Index Fund”) on any Observation Date will be less than or equal to the Call Level. The notes provide for an automatic call if the Observation Level of the Index Fund on any Observation Date is less than or equal to the Call Level. If the notes are called on any Observation Date, you will receive on the Call Settlement Date an amount per unit (the “Call Amount”) equal to the $10 Original Offering Price of the notes plus the applicable Call Premium. If your notes are not called, the amount you receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Offering Price per unit and will be based on the direction of and percentage change in the price per share of the Index Fund from the Starting Value, as determined on March 26, 2009, the pricing date, to the Ending Value, as determined on the final Observation Date. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. Investors also must be prepared to have their notes called by us on any Observation Date.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-1.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10 per unit
Term:	Approximately 18 months
Market Measure:	iShares® Dow Jones U.S. Real Estate Index Fund (Index Fund Symbol: “IYR”)
Starting Value:	25.93 (the Volume Weighted Average Price).
Volume Weighted Average Price:	The price shown on page “AQR” on Bloomberg L.P. (rounded to two decimal places) for trading in shares of the Index Fund that took place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges on the pricing date.
Ending Value:	The Observation Level on the final Observation Date
Observation Level	The Closing Market Price of the Index Fund on NYSE Arca, multiplied by the Price Multiplier.
Observation Dates:	September 23, 2009; March 31, 2010; and September 23, 2010 (the final Observation Date).
Call Level:	25.93 (100% of the Starting Value).
Call Amounts (per Unit):	$10.805 if called on September 23, 2009; $11.610 if called on March 31, 2010; and $12.415 if called on September 23, 2010.
Call Premium:	16.10% of the Original Offering Price per annum.
Call Settlement Date:	The fifth Banking Business Day following an Observation Date, if the notes are called on such Observation Date, subject to postponement as described in product supplement STR-1; provided however, that the Call Settlement Date related to the final Observation Date shall be the maturity date.
Threshold Value:	28.52 (110% of the Starting Value, rounded to two decimal places)
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Index Fund described in product supplement STR-1.
Leverage Factor:	100%
Calculation Agent:	MLFP&S, a subsidiary of BAC

Determining Payment on

the Notes

Automatic Call Provision:

The notes will be automatically called on an Observation Date if the Observation Level on that Observation Date is less than or equal to the applicable Call Level. If the notes are called, you will receive on the Call Settlement Date the Call Amount per unit applicable to that Observation Date, which is equal to the $10 Original Offering Price per unit plus the Call Premium.

Payment at Maturity:

If the notes are not called prior to the maturity date, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations, reflecting:

1) the Starting Value of 25.93 (the Volume Weighted Average Price for the Index Fund from 9:30 a.m. to 4:02 p.m. on the pricing date (rounded to two decimal places));

2) the Threshold Value of 28.52 (110% of the Starting Value (rounded to two decimal places));

3) the Call Level of 25.93 (100% of the Starting Value);

4) the term of the notes from April 1, 2009 to September 30, 2010;

5) the Call Premium of 16.10% of the $10.00 Original Offering Price per unit per annum; and

6) Observation Dates occurring on September 23, 2009; March 31, 2010; and September 23, 2010.

The Notes Are Called on One of the Observation Dates

The notes have not been previously called and the Observation Level on the relevant Observation Date is less than or equal to the Call Level. Consequently, the notes will be called at the Call Amount per unit equal to $10.000 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date that falls on September 23, 2009, the Call Amount per unit will be:

$10.000 plus the Call Premium of $0.805 = $10.805 per unit.

Example 2

If the call is related to the Observation Date that falls on March 31, 2010, the Call Amount per unit will be:

$10.000 plus the Call Premium of $1.610 = $11.610 per unit.

Example 3

If the call is related to the Observation Date that falls on September 23, 2010, the Call Amount per unit will be:

$10.000 plus the Call Premium of $2.415 = $12.415 per unit.

The Notes Are Not Called on Any of the Observation Dates

Example 4

The notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index Fund on the final Observation Date is less than or equal to 28.52, the Threshold Value. The Redemption Amount per unit will therefore be $10.000.

Example 5

The notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index Fund on the final Observation Date is greater than 28.52, the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price of $10.000 per unit.

If the Ending Value is 33.71, or 130% of the Starting Value, the Redemption Amount will be:

$10 + [$10 x [(28.52 – 33.71) / 25.93] x 100%] = $8.000 per unit

These examples have been prepared for purposes of illustration only. Your actual return will depend on the Observation Level on the applicable Observation Date, the Ending Value, if applicable, and the term of your investment.

Summary of the Hypothetical Examples

Notes Are Called on an Observation Date	Observation Date on September 23, 2009	Observation Date on March 31, 2010	Observation Date on September 23, 2010
Starting Value	25.93	25.93	25.93
Call Level	25.93	25.93	25.93
Hypothetical Observation Level on the Observation Date	24.89	25.41	25.15
Return of the Index Fund (excluding any dividends)	-4.00%	-2.00%	-3.00%
Return of the Notes	8.05%	16.10%	24.15%
Call Amount per Unit	$10.805	$11.610	$12.415

Notes Are Not Called on Any Observation Date	Hypothetical Ending Value Is Less than the Threshold Value	Hypothetical Ending Value Is Greater than the Threshold Value
Starting Value	25.93	25.93
Hypothetical Ending Value	27.23	33.71
Threshold Value	28.52	28.52
Return of the Index Fund (excluding any dividends)	5.00%	30.00%
Return of the Notes	0.00%	-20.00%
Redemption Amount per Unit	$10.000	$8.000

Risk Factors

An investment in the notes involves significant risks. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections included in product supplement STR-1 and MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return may be less than a comparable investment directly in shares of the Index Fund.

▪	There are liquidity and management risks associated with the Index Fund.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index Fund.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the notes.

▪	We cannot assure you that a trading market for your notes will ever develop or be maintained.

▪	The amount that you receive at maturity or upon a call will not be affected by all developments relating to the Index Fund.

▪

The sponsor of the Index Fund and the publisher of the Underlying Index (as defined below) may adjust the Index Fund or the Underlying Index, as applicable, in a way that affects its value or level, as applicable, and the sponsor of the Index Fund and the publisher of the Underlying Index have no obligation to consider your interests.

▪

We cannot control actions by the investment advisor which may adjust the Index Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and the investment advisor has no obligation to consider your interests.

▪

You will have no rights as a securityholder of the securities held by the Index Fund, and you will not be entitled to receive any of those securities or dividends or other distributions by the issuers of those securities.

▪	We do not control any company held by the Index Fund or included in the Underlying Index, and are not responsible for any disclosure made by any such company.

▪	The performance of the Index Fund and the performance of the Underlying Index may vary.

▪	Risks associated with the Underlying Index, or underlying assets of the Index Fund, will affect the share price of the Index Fund and hence, the value of the notes.

▪

If you attempt to sell notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	Our business activities relating to the companies held by the Index Fund or included in the Underlying Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Certain U.S. Federal Income Taxation Considerations” below.

Additional Risk Factor

The stocks held by the Index Fund are concentrated in one industry.

All of the stocks included in the Underlying Index are issued by companies involved directly or indirectly in the U.S. real estate industry. As a result, the stocks that will determine the performance of the Index Fund and hence, the value of the notes, are concentrated in one industry. Although an investment in the notes will not give you any ownership or other direct interests in the stocks of the Underlying Index or Index Fund, the return on an investment in the notes will be subject to certain risks associated with direct equity investments in the real estate industry.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the price per share of the Index Fund will be less than or equal to the Call Level on any Observation Date and you seek an early exit prior to maturity at a premium in that case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the notes are called, regardless of the performance of the Index Fund from the Starting Value to the date on which the notes are called.

▪

You are willing to accept that the notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the $10.00 Original Offering Price per unit.

▪

You accept that your investment may result in a loss, which could be significant, if the price per share of the Index Fund increases above the Threshold Value from the Starting Value to the Ending Value on the final Observation Date.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You want exposure to the Index Fund with no expectation of receiving distributions from the Index Fund or receiving dividends or other benefits of owning the stocks held by the Index Fund.

▪

You are willing to accept that there is no assurance that the notes will be listed or remain listed on NYSE Arca. You understand that any listing does not ensure that a trading market will develop for the notes or that there will be liquidity in any trading market. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our perceived creditworthiness.

The notes may not be an appropriate investment for you if:

▪	You want to hold your notes for the full term.

▪	You anticipate that the price per share of the Index Fund will appreciate from the Starting Value to the Ending Value.

▪	You anticipate that the Observation Level will not be less than or equal to the Call Level on any Observation Date.

▪	You seek a return on your investment that will not be capped at the Call Premium.

▪	You are seeking 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends from the Index Fund or dividends paid on the stocks held by the Index Fund.

▪	You want assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

Other Provisions

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from BAC.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of NASD Rule 2720. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index Fund

The iShares® Dow Jones U.S. Real Estate Index Fund

We have derived the following information from publicly available documents published by the iShares® Trust (“iShares”), a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Index Fund and the Index Fund will have no obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the shares of the Index Fund or securities in the Dow Jones U.S. Real Estate IndexSM (the “Underlying Index”). Neither we nor MLPF&S has or will participate in the preparation of the publicly available documents described below. Neither we nor MLPF&S has made any due diligence inquiry with respect to the Index Fund in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Index Fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Index Fund could affect the value of the shares of the Index Fund on the Observation Dates and therefore could affect your Call Amount or Redemption Amount, as applicable.

iShares consists of numerous separate investment portfolios, including the Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Index Fund typically earns income dividends from securities included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Index Fund’s shareholders as “ordinary income.” In addition, the Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the share price of the Index Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the Index Fund or any equivalent payments.

Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 333-92935 and 811-09729, respectively. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Index Fund is not a recommendation to buy or sell the shares of the Index Fund. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Index Fund.

The shares of the Index Fund trade on the NYSE Arca under the symbol “IYR”.

Historical Data

The following graph sets forth the monthly historical performance of the Index Fund in the period from January 2004 through February 2009. This historical data on the Index Fund is not necessarily indicative of the future performance of the Index Fund or what the value of the notes may be. Any historical upward or downward trend in the value of the Index Fund during any period set forth below is not an indication that the Index Fund is more or less likely to increase or decrease at any time over the term of the notes. On the pricing date, the Volume Weighted Average Price of the Index Fund (rounded to two decimal places) was 25.93.

Before investing in the notes, you should consult publicly available sources for the values and trading pattern of the Index Fund. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in financial markets generally and the Index Fund exhibiting greater volatility than in earlier periods.

License Agreement with BGI

We have entered into a non-exclusive license agreement with BGI under which BGI has licensed to us the right to use the iShares® mark in connection with the Index Fund.

The Underlying Index

All disclosure contained in this term sheet regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones & Company, Inc. (“Dow Jones”). The Underlying Index is calculated, maintained, and published by Dow Jones. Neither we nor MLPF&S have independently verified the accuracy or completeness of that information.

The Underlying Index is a float-adjusted capitalization-weighted, real-time index that measures the performance of the real estate sector of the U.S. securities market. Component companies consist of Real Estate Investment Trusts (“REITs”), and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies. REIT prices are used as proxies for market valuations of U.S. commercial property such as hotels, office buildings, industrial sites, shopping centers, and apartment complexes, as well as markers for changing trends in leasing rates and movements in commercial real estate valuations.

The Underlying Index is one of the economic sectors that make up the Dow Jones U.S. IndexSM, a broad-based but investable measure of the U.S. stock market, which aims to represent the top 95% of U.S. companies based on float-adjusted market capitalization, excluding the very smallest and least-liquid stocks. The Dow Jones U.S. Index is part of the Dow Jones Global Indexes, which is a benchmark family of indices that follows stocks from 46 countries as of June 2007. It is a market capitalization-weighted index, adjusted for free-float shares and calculated on a price and total return basis.

Composition and Maintenance

Defining the Index Universe: The Underlying Index component candidates must trade on the major U.S. stock exchanges and must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded.

Stock Selection: The Underlying Index universe is sorted by float-adjusted market capitalization and the stocks in the top 95% are selected as components of the Dow Jones U.S. Index, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover. To be included in the Underlying Index, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

Review Process: The Underlying Index is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an Underlying Index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits, and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September, and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Underlying Index are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Underlying Index is reviewed on an ongoing basis. Changes in the Underlying Index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers, or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the Underlying Index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the Underlying Index.

Background on the ICB

ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes, is a detailed and comprehensive structure for sector and industry analysis, facilitating the comparison of companies across four levels of classification and national boundaries. The system allocates companies to the subsector whose definition most closely describes the nature of its business. The nature of a company’s business is determined by its source of revenue or where it constitutes the majority of revenue. As of March 2008, ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors, and 114 subsectors. The Real Estate supersector is composed of two sectors, the Real Estate Investment & Services sector and the Real Estate Investment Trusts sector, both of which contain subsectors. The Real Estate Investment & Services sector consists of the Real Estate Holding & Development subsector, which consists of companies that invest directly or indirectly in real estate through development, investment, or ownership, excluding REITs, and the Real Estate Services subsector, which includes companies that provide services to real estate companies but do not own properties themselves. The Real Estate Investment Trusts sector consists of the following subsectors: Industrial & Office REITs, Retail REITs, Residential REITs, Diversified REITs, Specialty REITs, Mortgage REITs, and Hotel & Lodging REITs.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract linked to the Index Fund that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the value of the Index Fund.

•

Under this characterization and tax treatment of the notes, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary,” as set forth in product supplement STR-1, which you should carefully review prior to investing in the notes.

General.    Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a callable single financial contract linked to the Index Fund that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the value of the Index Fund. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a callable single financial contract linked to the Index Fund for U.S. federal income tax purposes. If the notes did not constitute a callable single financial contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment as set forth in product supplement STR-1. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary,” as set forth in product supplement STR-1, assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Settlement at Maturity or Sale, Exchange, or Redemption Prior to Maturity.    Assuming that the notes are properly characterized and treated as callable single financial contracts linked to the Index Fund for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, a U.S. Holder (as set forth in product supplement STR-1) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes.    On December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary,” as set forth in product supplement STR-1.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-1 dated January 2, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509000237/d424b5.htm

▪	Series L MTN prospectus supplement dated April 10, 2008 and prospectus dated May 5, 2006:

http://www.sec.gov/Archives/edgar/data/70858/000119312508079745/d424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies structured investments (the “Structured Investments”), including the notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

[LETTERHEAD OF MCGUIREWOODS LLP]

March 30, 2009

VIA EDGAR

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

RE:	Bank of America Corporation
Registration Statement on Form S-3
(Registration No. 333-133852)

Ladies and Gentlemen:

On behalf of Bank of America Corporation, a Delaware corporation (the “Registrant”), and pursuant to Rule 424(b)(2) of the Securities Act of 1933, as amended, we are transmitting herewith for filing with the Securities and Exchange Commission (the “Commission”) the Registrant’s Final Term Sheet dated March 26, 2009. The filing fee of $1,009.98 has been submitted to the Commission’s account at U.S. Bank of St. Louis, Missouri.

Please do not hesitate to call me at (704) 343-2113, if you have any questions with respect to this filing.

Very truly yours,

/s/ AUDRA M. PADGET
Audra M. Padget

AMP/cws

Enclosure

Cc:	New York Stock Exchange LLC
NYSE Arca